CREDIT AGREEMENT

dated as of May 10, 2001

among

NU SKIN ENTERPRISES, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

TABLE OF CONTENTS

SECTION 2  COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND

                                   i

SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR YEN LIBOR LOANS
           AND EURODOLLAR LOANS . . . . . . . . . . . . . . . . . . . . . . . 30
         8.1      Increased Costs . . . . . . . . . . . . . . . . . . . . . . 30
         8.2      Basis for Determining Interest Rate Inadequate or Unfair. . 31

         8.7      Mitigation of Circumstances; Replacement of Affected Lender 33

         9.9      Litigation; Observance of Agreements, Statutes and Orders . 37

                                         ii

         10.8     Security; Execution of Pledge Agreement and Subsidiary

         10.18    Designation of Restricted and Unrestricted Subsidiaries . . 52

SECTION 11  CONDITIONS OF LENDING, ETC. . . . . . . . . . . . . . . . . . . . 53
         11.1     Initial Credit Extension. . . . . . . . . . . . . . . . . . 53
                  11.1.1   Notes. . . . . . . . . . . . . . . . . . . . . . . 53
                  11.1.2   Resolutions. . . . . . . . . . . . . . . . . . . . 53
                  11.1.3   Consents, etc. . . . . . . . . . . . . . . . . . . 53
                  11.1.4   Incumbency and Signature Certificates. . . . . . . 53
                  11.1.5   Subsidiary Guaranty. . . . . . . . . . . . . . . . 53
                  11.1.6   Pledge Agreement . . . . . . . . . . . . . . . . . 53
                  11.1.7   Opinion of Counsel for the Company and the

                                       iii

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT. . . . . . . . . . . . . . . . 55
         12.1     Events of Default . . . . . . . . . . . . . . . . . . . . . 55
                  12.1.1   Non-Payment of the Loans, etc. . . . . . . . . . . 55
                  12.1.2   Non-Compliance with Section 10 . . . . . . . . . . 55
                  12.1.3   Non-Compliance with Provisions of This Agreement . 55

                                  iv

SCHEDULE 1            Existing Letters of Credit
SCHEDULE 1.1          Pricing Schedule
SCHEDULE 2.1          Lenders and Percentages
SCHEDULE 9.4          Material Adverse Change
SCHEDULE 9.7          Subsidiaries
SCHEDULE 9.9          Litigation
SCHEDULE 9.11         Licenses; Permits
SCHEDULE 9.14         Existing Indebtedness
SCHEDULE 10.12        Existing Liens
SCHEDULE 10.19        Excluded Letters of Credit
SCHEDULE 14.3         Addresses for Notices

EXHIBIT A             Form of Note
                         (Section 3.1)
EXHIBIT B             Form of Subsidiary Guaranty
                         (Section 1)
EXHIBIT C             Copy of Pledge Agreement
                         (Section 1)
EXHIBIT D             Form of Assignment Agreement
                         (Section 14.9)
EXHIBIT E-1           Copy of Collateral Agency and Intercreditor Agreement
                         (Section 1)
EXHIBIT E-2           Form of Amendment to Collateral Agency and Intercreditor
                       Agreement
                         (Section 11.1)
EXHIBIT F             Form of Subordination Agreement
                         (Section 1)

                                     v

CREDIT AGREEMENT

         This CREDIT AGREEMENT dated as of May 10, 2001 (this “Agreement”) is among NU SKIN ENTERPRISES, INC., a Delaware corporation (the “Company”), the various financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), as administrative agent for the Lenders.

         WHEREAS, the Company has requested that the Lenders provide a revolving credit facility to the Company; and

         WHEREAS, the Lenders are willing to extend commitments to make Loans to the Company hereunder for the purposes provided herein and on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

         SECTION 1    DEFINITIONS.

         1.1    Definitions. When used herein the following terms shall have the following meanings:

         ABN Amro Facility means the $10,000,000 credit facility evidenced by that certain Grid Note dated as of May 24, 2000 executed by the Company in favor of ABN Amro Bank N.V., as amended, supplemented or modified prior to the date hereof.

         Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

         Affected Lender means any Lender that has given notice to the Company (which has not been rescinded) of (a) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (b) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3.

         Affiliate means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to the Company and its Subsidiaries, any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any of its Subsidiaries or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

         Agent-Related Persons means the Administrative Agent and any successor administrative agent arising under Section 13.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         Agreement - see the Preamble.

         Assignee - see Section 14.9.1.

         Assignment Agreement - see Section 14.9.1.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

         Bank of America - see the Preamble.

         Business Day means any day other than a Saturday, a Sunday or a day on which commercial banks in Charlotte, North Carolina and New York, New York are required or authorized to be closed and (a) with respect to any borrowing, payment or rate determination of Yen LIBOR Loans, any day other than a Saturday, a Sunday or a day on which commercial banks in Tokyo, Japan and London, England are required or authorized to be closed and (b) with respect to any borrowing, payment or rate determination of Eurodollar Loans, any day other than a Saturday, a Sunday or day on which commercial banks in London, England are required or authorized to be closed.

         Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         Change of Control means an event or series of events by which:

         (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any (i) Specified Person and (ii) employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (x) 25% or more of the equity interests of the Company and (y) more voting equity interests of the Company than the aggregate amount of such voting equity interests beneficially owned by the Specified Persons; or

         (b) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

         Closing Date means the date of the making of the initial Loans, or the issuance of the initial Letter of Credit, hereunder (whichever occurs first).

         Codemeans the Internal Revenue Code of 1986.

         Collateral Agency and Intercreditor Agreement means the Collateral Agency and Intercreditor Agreement, a copy of which is attached as Exhibit E-1, by and among the Company, the Collateral Agent, the Administrative Agent and each of the other Senior Secured Creditors, and acknowledged by the Company and the Subsidiary Guarantors.

         Collateral Agent means State Street Bank and Trust Company of California, N.A., acting in its capacity as collateral agent under the Collateral Agency and Intercreditor Agreement, together with its successors and assigns.

         Collateral Documents means the Pledge Agreement, the Subsidiary Guaranty, the Collateral Agency and Intercreditor Agreement and all other documents evidencing, securing or relating to the Loans, the payment of the indebtedness evidenced by the Notes and all other amounts due from the Company or any other Restricted Subsidiary evidenced or secured by this Agreement, the Notes or the Collateral Documents.

         Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement.

         Commitment Amount means $60,000,000, as reduced from time to time pursuant to Section 6.1.

         Commitment Fee Rate - see Schedule 1.1.

         Company - see the Preamble.

         Computation Period means each period of four consecutive quarterly fiscal periods ending on the last day of a quarterly fiscal period.

         Consolidated Income Available for Fixed Charges means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges, and (b) taxes imposed on or measured by income or excess profits of the Company and the Restricted Subsidiaries.

         Consolidated Net Income means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and the Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Restricted Subsidiaries in accordance with GAAP.

         Consolidated Net Worth means, at any time, (a) the consolidated stockholders’ equity of the Company and the Restricted Subsidiaries, as defined according to GAAP, less (b) the sum of (i) to the extent included in clause (a), all amounts attributable to minority interests, if any, in the securities of Restricted Subsidiaries, and (ii) the amount by which Restricted Investments exceed 20% of the amount determined in clause (a).

         Consolidated Total Assets means, at any date of determination, on a consolidated basis for the Company and the Restricted Subsidiaries, total assets, determined in accordance with GAAP.

         Credit Facility means any credit facility providing for the borrowing of money or the issuance of letters of credit (a) for the Company or (b) for any Restricted Subsidiary, if its obligations under such Credit Facility are guaranteed by the Company.

         Dollar and the sign “$” mean the lawful money of the United States of America.

         Dollar Equivalent means, with respect to a specified amount of any currency, the amount of Dollars into which such amount of such currency would be converted, based on the applicable Spot Rate of Exchange.

         Domestic Subsidiary means, at any time, each Subsidiary of the Company (a) which is created, organized or domesticated in the United States or under the laws of the United States or any state or territory thereof, (b) which was included as a member of the Company’s affiliated group in the Company’s most recent consolidated United States federal income tax return, or (c) the earnings of which were includable in the taxable income of the Company or any other Domestic Subsidiary (to the extent of the Company’s and/or such other Domestic Subsidiary’s ownership interest of such Subsidiary) in the Company’s most recent consolidated United States federal income tax return.

         EBITDA means, with respect to any period, the sum of (i) Consolidated Net Income for such period without giving effect to extraordinary gains and losses, gains and losses resulting from changes in GAAP and one time non-recurring income and expenses resulting from acquisitions and similar events, plus (ii) to the extent deducted in the calculation of Consolidated Net Income, the amount of all interest expense, depreciation expense, amortization expense, and income tax expense; provided that EBITDA will include or exclude, as applicable, acquisitions and divestitures of Restricted Subsidiaries or other business units on a pro forma basis as if such acquisitions or divestitures occurred on the first day of the applicable period.

         Effective Date - see Section 11.1.

         Environmental Laws means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         ERISA means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.

         ERISA Affiliate means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB (or any successor), for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

         Eurodollar/Yen LIBOR Margin - see Schedule 1.1.

         Eurodollar Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurodollar Rate. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, (i) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits (for delivery two Business Days prior to the beginning of such Interest Period) with a term equivalent to the applicable Interest Period, determined as of approximately 11:00 A.M. (London, England time) on such date of determination, or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward, if necessary, to the nearest five decimal places) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery two Business Days prior to the beginning of such Interest Period) with a term equivalent to such Interest Period determined as of approximately 11:00 A.M. (London, England time) on such date of determination, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate (rounded upward, if necessary, to the nearest five decimal places) to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery two Business Days prior to the beginning of such Interest Period) of amounts in same day funds comparable to the principal amount of the Eurodollar Loan of Bank of America included in the Eurodollar borrowing for which the Eurodollar Rate is then being determined with a maturity comparable to such Interest Period as of approximately 11:00 A.M. (London, England time) on such date of determination.

         Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

                   Eurodollar Rate      =         Eurodollar Rate
                (Reserve Adjusted)             1-Eurocurrency
                                                                Reserve Percentage

         Event of Default means any of the events described in Section 12.1.

         Exchange Act means the Securities Exchange Act of 1934.

         Existing Letters of Credit means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and the date of expiry on Schedule 1 hereto.

         Exemption Representation - see Section 7.6.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of

New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

         Fixed Charges means, with respect to any period, the sum of (i) Interest Expense for such period, and (ii) Lease Rentals for such period.

         Floating Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Floating Rate Margin - see Schedule 1.1.

         Foreign Subsidiary means, at any time, each Subsidiary of the Company that is not a Domestic Subsidiary.

         FRB means the Board of Governors of the Federal Reserve System.

         GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

         Group - see Section 2.2.1.

         Governmental Authority means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) Japan or any political subdivision thereof, or (iii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         Guaranty means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person (a) to purchase such indebtedness or obligation or any property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation, or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         Hazardous Material means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

         Indebtedness with respect to any Person means, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases, (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), (e) Securitization Debt and (f) any Guaranty (other than the Subsidiary Guaranty) of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         Interest Expense means, with respect to the Company and the Restricted Subsidiaries for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest paid, accrued or scheduled for payment on the Indebtedness of the Company and the Restricted Subsidiaries during such period (including interest attributable to Capital Leases), plus (b) all fees in respect of outstanding letters of credit paid, accrued or scheduled for payment by the Company and the Restricted Subsidiaries during such period.

         Interest Period means, as to any Yen LIBOR Loan or Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as a Yen LIBOR Loan or Eurodollar Loan or converted into a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Company pursuant to Section 2.2.3; provided that:

                  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                 (b) any Interest Period for a Yen LIBOR Loan or Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) the Company may not select any Interest Period for any Loan which would extend beyond the scheduled Termination Date or which would cause the aggregate principal amount of all Yen LIBOR Loans and Eurodollar Loans having Interest Periods ending after the date on which the Commitment Amount is scheduled to be reduced pursuant to Section 6.1(d), plus the Stated Amount of all Letters of Credit scheduled to be outstanding after such date, to exceed the Commitment Amount scheduled to be in effect at the close of business on such date.

         Investment means any investment, made in cash or by delivery of property, by the Company or any Restricted Subsidiary (a) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise; or (b) in any property.

         Issuing Lender means Bank of America in its capacity as an issuer of Letters of Credit hereunder and any other Lender which, with the written consent of the Company and the Administrative Agent, is the issuer of one or more Letters of Credit hereunder.

         L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested.

         Lease Rentals means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases) as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

         Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

         Letter of Credit - see Section 2.1.2.

         Leverage Ratio means, as of any date, the ratio of Total Indebtedness as of such date to EBITDA for the most recently ended period of four consecutive fiscal quarters.

         Lien means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

         Loan Documents means this Agreement, the Notes, the Guaranties, the L/C Applications and the Collateral Documents.

         Loans - see Section 2.1.1.

         Material or Materially means material or materially, as the case may be, in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and the Restricted Subsidiaries taken as a whole.

         Material Adverse Effect means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and the Restricted Subsidiaries taken as a whole, or (b) the ability of the Company and the Restricted Subsidiaries, taken as a whole, to perform their obligations under this Agreement, the Collateral Documents or any other Loan Document, or (c) the validity or enforceability of this Agreement, the Collateral Documents or any other Loan Document.

         Material Domestic Subsidiary means each Domestic Subsidiary of the Company that also is a Material Subsidiary.

         Material Foreign Subsidiary means each Foreign Subsidiary of the Company that also is a Material Subsidiary.

         Material Subsidiaries means, at any time, (a) Nu Skin Japan Co., Ltd., a Japanese corporation, Nu Skin International, Inc., a Utah corporation, NSE Hong Kong, Inc., a Utah corporation, Nu Skin Taiwan, Inc., a Utah corporation, and Nu Skin United States, Inc., a Delaware corporation, and (b) each other Subsidiary of the Company which (i) had revenues during the four most recently ended fiscal quarters equal to or greater than 5.0% of the consolidated total revenues of the Company and its Subsidiaries during such period or (ii) is an obligor under any Guaranty with respect to the Indebtedness of the Company under any Significant Credit Facility; provided that no Subsidiary shall be a "Material Subsidiary" unless at least a majority of the voting securities of such Subsidiary are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries.

         Multiemployer Plan means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

         Note - see Section 3.1.

         Officer’s Certificate means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         Percentage means, with respect to any Lender, the percentage specified opposite such Lender’s name on Schedule 2.1, as adjusted by any assignment pursuant to Section 14.9.1.

         Permitted Liens - see Section 10.12.

         Permitted Securitization Program means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary, and any assets related thereto including (i) all collateral securing such receivables, (ii) all contracts and contract rights and all guarantees or other obligations in respect of such receivables, (iii) proceeds of such receivables, and (iv) other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables; provided that the resultant Securitization Debt, together with all other Priority Indebtedness then outstanding, shall not exceed the amount of Priority Indebtedness permitted by Section 10.11(a)(ii).

         Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or government (or an agency or political subdivision thereof).

         Plan means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         Pledge Agreement means the Pledge Agreement executed by the Company in favor of State Street Bank and Trust Company of California, N.A., as collateral agent, a copy of which is attached as Exhibit C.

         Pledged Securities means, in respect of each Pledgor, (a) the Equity Securities owned by such Pledgor described in Schedule I attached to, or otherwise pledged pursuant to, the Pledge Agreement and the Equity Securities owned by such Pledgor of each Person that becomes a Material Foreign Subsidiary, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing now or hereafter owned by such Pledgor, and the certificates or other instruments representing any of the foregoing and any interest of such Pledgor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, option, rights, instruments, right to vote or manage the business of the respective issuer pursuant to organizational documents governing the rights and obligations of the stockholders, and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares; provided that the Pledged Shares shall not include any Equity Securities of such issuer in excess of the number of shares or other equity interests of such issuer possessing up to but not exceeding 65% of the voting power of all classes of Equity Securities entitled to vote of such issuer, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Securities, and (b) to the extent not covered by clause (a) above, all proceeds of any or all of the foregoing.

         Pledgor means each Person who pledges Pledged Securities under the Pledge Agreement.

         Preferred Stock means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America in Charlotte as its “prime rate.” (The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         Priority Indebtedness means (without duplication) the sum of (a) any unsecured Indebtedness of the Restricted Subsidiaries other than (i) guarantees under the Subsidiary Guaranty, (ii) Indebtedness of a Restricted Subsidiary if (x) the Company has guaranteed such Indebtedness or is a primary obligor of such Indebtedness, and (y) the holder of such Indebtedness becomes a party to the Collateral Agency and Intercreditor Agreement (provided that until the holder of such Indebtedness becomes a party to the Collateral Agency and Intercreditor Agreement, such Indebtedness will be considered Priority Indebtedness), and (iii) Indebtedness owed to the Company or any other Restricted Subsidiary, and (b) Indebtedness of the Company and its Restricted Subsidiaries secured by a Lien not permitted by clauses (a) through (m) of Section 10.12, and (c) Securitization Debt.

         Property or properties means and includes each and every interest in any property or asset, whether tangible or intangible and whether real, personal or mixed.

         QPAM Exemption means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

         Required Lenders means Lenders having Percentages aggregating 51% or more.

         Responsible Officer means any Senior Financial Officer and any other officer of the Company or its Subsidiaries with responsibility for the administration of the relevant portion of this Agreement or any Loan Document.

         Restricted Investments means all Investments except any of the following: (a) property to be used in the ordinary course of business; (b) assets arising from the sale of goods and services in the ordinary course of business; (c) Investments in one or more Restricted Subsidiaries or any Person that immediately becomes a Restricted Subsidiary; (d) Investments existing on the Signing Date; (e) Investments in obligations, maturing within one year, issued by or guaranteed by the United States of America, or an agency thereof, or Canada, or any province thereof; (f) Investments in tax-exempt obligations, maturing within one year, which are rated in one of the top two rating classifications by at least one national rating agency; (g) Investments in certificates of deposit or banker’s acceptances maturing within one year issued by Bank of America or other commercial banks which are rated in one of the top two rating classifications by at least one national rating agency; (h) Investments in commercial paper, maturing within 270 days, rated in one of the top two rating classifications by at least one national rating agency; (i) Investments in repurchase agreements; (j) treasury stock; (k) Investments in money market instrument programs which are classified as current assets in accordance with GAAP; (l) Investments in foreign currency risk hedging contracts used in the ordinary course of business; and (m) Investments in Securitization Entities.

         Restricted Subsidiary means any Subsidiary (a) at least a majority of the voting securities of which are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries, and (b) which the Company has not designated as an Unrestricted Subsidiary in accordance with Section 10.18; provided that upon any Unrestricted Subsidiary becoming a Material Subsidiary, it shall immediately be deemed to be a Restricted Subsidiary.

         Securities Act means the Securities Act of 1933.

         Security has the meaning set forth in Section 2(l) of the Securities Act.

         Securitization Debt for the Company and the Restricted Subsidiaries shall mean, in connection with any Permitted Securitization Program, (a) any amount as to which any Securitization Entity or other Person has recourse to the Company or any Restricted Subsidiary with respect to such Permitted Securitization Program by way of a Guaranty and (b) the amount of any reserve account or similar account or asset shown as an asset of the Company or a Restricted Subsidiary under GAAP that has been pledged to any Securitization Entity or any other Person in connection with such Permitted Securitization Program.

         Securitization Entity means a wholly-owned Subsidiary (other than a Restricted Subsidiary) of the Company (or another Person in which the Company or any of its Subsidiaries makes an investment and to which the Company or any of its Subsidiaries transfers receivables and related assets) that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, continently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

         Senior Financial Officer means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         Senior Notes means the 3.03% Senior Notes due October 12, 2010 issued by the Company.

         Senior Note Purchase Agreement means the Note Purchase Agreement dated October 12, 2000 between the Company and The Prudential Insurance Company of America.

         Senior Secured Creditor means (a) each Lender, (b) each holder of a Senior Note, and (c) each lender under a Significant Credit Facility.

         Significant Credit Facility means (a) any Credit Facility that has at least $7,500,000 available to be borrowed and/or outstanding at any time, and (b) any Credit Facility if the aggregate amount available to be borrowed and/or outstanding under all of the Credit Facilities exceeds $25,000,000 at any time; provided that the term “Significant Credit Facility” shall not include any Priority Indebtedness to the extent that such Priority Indebtedness is permitted by Section 10.11(a)(ii), any Indebtedness secured by a Lien permitted by Section 10.12(h), or any Indebtedness secured by a Lien renewing, extending or replacing Liens as described in Section 10.12(m).

         Signing Date means the date on which the Agreement has been executed and delivered by all of the parties hereto.

         Specified Person means each of (a) Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Brooke B. Roney, Nedra Roney, Craig Bryson or Craig Tillotson and (b) the immediate family members and trusts established for the immediate family members of, and other entities 67% or more of the equity interests of which are owned by, any of the foregoing individuals.

         Spot Rate of Exchange means, as of any date for any amount denominated in any currency other than Dollars, the applicable quoted spot rate as reported on the appropriate page of the Reuters Screen at 11:00 A.M. (London, England time) two Business Days preceding the day such determination is requested to be made.

         Standard Securitization Undertakings means representations, warranties, covenants and indemnities entered into by the Company or any of its Subsidiaries that are reasonably customary in a receivables securitization transaction.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Subsidiary means, as to any Person, (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time owned and controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) any other Person included in the financial statements of such Person on a consolidated basis. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

         Subsidiary Guarantors means all current and future Material Domestic Subsidiaries of the

Company.

         Subsidiary Guaranty means the Subsidiary Guaranty, substantially in the form of Exhibit B.

         Swap Agreement means (a) any and all rate swap transactions, basis swaps, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing); provided that any such transaction is governed by or subject to a Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement published by any successor organization thereto (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

         Taxes - see Section 7.6.

         Term Debt means any Indebtedness of the Company or any Restricted Subsidiary other than (a) Credit Facilities providing for the borrowing of money or the issuance of letters of credit on a revolving basis or for working capital, (b) Priority Indebtedness, and (c) Indebtedness secured by Liens permitted by clauses (a) through (m) of Section 10.12.

         Termination Date means the earlier to occur of (a) May 10, 2004 or (b) such other date on which the Commitments shall terminate pursuant to Section 6 or 12.

         Total Indebtedness means, at any date of determination, the sum of (i) the total of all Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and the Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Restricted Subsidiaries in accordance with GAAP, plus (ii) the aggregate amount of Indebtedness of the Company to any of its Restricted Subsidiaries that is not subordinated to the Indebtedness hereunder pursuant to a subordination agreement substantially in the form of Exhibit F.

         Total Outstandings means at any time the sum of (a) the aggregate Dollar Equivalent principal amount of all outstanding Loans plus (b) the Stated Amount of all Letters of Credit.

         Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Floating Rate Loans or borrowings, Yen LIBOR Loans or borrowings, and Eurodollar Loans or borrowings.

         Unmatured Event of Default means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         Unrestricted Subsidiary means any Subsidiary which is designated as an Unrestricted Subsidiary on Schedule 9.8 or is designated as such in writing by the Company to each Lender pursuant to Section 10.18; provided that no Material Subsidiary shall be an Unrestricted Subsidiary.

         Wholly-Owned Restricted Subsidiary means, at any time, (a) with respect to Domestic Subsidiaries, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other wholly-owned Restricted Subsidiaries at such time, and (b) with respect to Foreign Subsidiaries, any Restricted Subsidiary ninety-five percent (95%) or more of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.

         Yen and ¥ mean the lawful currency of Japan.

         Yen LIBOR means, for any Yen LIBOR Loan for any Interest Period, the per annum rate (reserve adjusted as provided below) of interest, rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%), at which Japanese Yen deposits in immediately available funds are offered in the interbank eurodollar market as presented on Telerate Page 3750 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the Yen LIBOR Loan of Bank of America to which such Interest Period relates. The foregoing rate of interest shall be reserve adjusted by dividing Yen LIBOR by one minus the Yen LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%). All references in this Agreement or other Loan Documents to Yen LIBOR shall mean and include the aforesaid reserve adjustment. “Telerate Page 3750” means the display designated as “Page 3750” (or such other page as may replace Page 3750) on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Japanese Yen deposits or, in the absence of such availability, by reference to the average (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%)) of the rates at which three major banks designated by the Administrative Agent are offered Japanese Yen deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market.

         Yen LIBOR Loan means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to Yen LIBOR.

         Yen LIBOR Office means, with respect to any Lender, the office or offices of such Lender which shall be making or maintaining the Yen LIBOR Loans of such Lender hereunder. A Yen LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

         Yen LIBOR Reserve Percentage means, relative to any Yen LIBOR Loan for any Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date Yen LIBOR for such Interest Period is determined under regulations issued from time to time by the FRB, the Japanese Ministry of Finance or the Bank of Japan (or any successor regulatory body) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Interest Period.

         (a)     Other Interpretive Provisions . The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b)    Section, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c)    (i)     The term "including" is not limiting and means "including without limitation."

                    (ii)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

         (d)    Unless otherwise expressly provided herein, (i)      references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii)      references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

         (e)    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

         (f)     This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

         SECTION 2    COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

         2.1    Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of, the Company as follows:

         2.1.1    Loans. Each Lender will make loans on a revolving basis (“Loans”) from time to time before the Termination Date in such Lender’s Percentage of such aggregate amounts as the Company may from time to time request from all Lenders; provided that the Total Outstandings will not at any time exceed the Commitment Amount.

         2.1.2    L/C Commitment.     (a)  The Issuing Lenders will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender and the Company (each a “Letter of Credit”), at the request of and for the account of the Company or any Subsidiary from time to time before the Termination Date and (b) as more fully set forth in Section 2.3.5, each Lender agrees to purchase a participation in each such Letter of Credit; provided that the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (i) $5,000,000 and (ii) the excess, if any, of the Commitment Amount over the aggregate principal amount of all outstanding Loans.

         2.2    Loan Procedures.

         2.2.1    Various Types of Loans . Each Loan shall be either a Floating Rate Loan, a Yen LIBOR Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Yen LIBOR Loans or Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Floating Rate Loans, Yen LIBOR Loans and Eurodollar Loans may be outstanding at the same time; provided that (i) not more than five different Groups of Yen LIBOR Loans shall be outstanding at any one time, (ii) the aggregate principal amount of each Group of Yen LIBOR Loans shall at all times be at least ¥600,000,000 and an integral multiple of ¥100,000,000, (iii) not more than five different Groups of Eurodollar Loans shall be outstanding at any one time and (iv) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least $5,000,000 and an integral multiple of $1,000,000. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a pro rata share (according to its Percentage) of all types and Groups of Loans.

         2.2.2    Borrowing Procedures. The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Floating Rate borrowing, noon, New York time, on the proposed date of such borrowing, (b)  in the case of a Yen LIBOR borrowing, 10:00 A.M., New York time, at least five Business Days prior to the proposed date of such borrowing, and (c) in the case of a Eurodollar borrowing, 10:00 A.M., New York time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Yen LIBOR or Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 2:00 p.m., New York time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with (a) in the case of a Yen LIBOR borrowing, Yen in immediately available funds, or (b) in the case of a Floating Rate borrowing or a Eurodollar borrowing, Dollars in immediately available funds, in each case covering such Lender’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Floating Rate borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple thereof. Each other borrowing shall be in the applicable amount required for a Group pursuant to Section 2.2.1.

         2.2.3    Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

                 (i)      elect, as of any Business Day, to convert any outstanding Floating Rate Loan into a Eurodollar Loan or any outstanding Eurodollar Loan to a Floating Rate Loan; or

                 (ii)     elect, as of the last day of the applicable Interest Period, to continue any Group of Yen LIBOR Loans or Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in the applicable amount required for a Group pursuant to Section 2.2.1) for a new Interest Period.

         (b)    The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion of Eurodollar Loans into Floating Rate Loans, 11:00 a.m., New York time, on the proposed date of such conversion, (ii) in the case of continuation of Yen LIBOR Loans, 11:00 a.m., New York time, at least five Business Days prior to the proposed date of such continuation, and (iii) in the case of a conversion of Floating Rate Loans into or continuation of Eurodollar Loans, 11:00 a.m., New York time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

                 (1)   the proposed date of conversion or continuation;

                 (2)   the aggregate amount and currency of the Loans to be converted or continued;

                 (3)   the type of Loans resulting from the proposed conversion or continuation; and

                 (4)    in the case of continuation of Yen LIBOR Loans or conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

         (c) If upon expiration of any Interest Period applicable to Yen LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such Yen LIBOR Loans, the Company shall be deemed to have elected to continue such Yen LIBOR Loans for a one-month Interest Period.

         (d) If upon expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Floating Rate Loans effective on the last day of such Interest Period.

         (e) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic continuation or conversion.

         (f) Unless the Required Lenders otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, the Company may not elect to have a Floating Rate Loan converted into or continued as a Eurodollar Loan.

         2.3    Letter of Credit Procedures.

         2.3.1  L/C Applications. The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company (together with any Subsidiary for the account of which the related Letter of Credit is to be issued) and in all respects satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, whether such Letter of Credit is to be transferable in whole or in part and the expiration date of such Letter of Credit (which shall not be later than the Termination Date and shall not result in the aggregate Stated Amount of all Letters of Credit scheduled to be outstanding after any date on which the Commitment Amount is scheduled to be reduced pursuant to Section 6.1(d), plus the aggregate principal amount of all Yen LIBOR Loans and Eurodollar Loans having Interest Periods ending after such date, to exceed the Commitment Amount scheduled to be in effect at the close of business on such date). So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.

         2.3.2  Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s Percentage, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as such Lender may reasonably request.

         2.3.3  Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the applicable Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that such Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Floating Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The applicable Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, that the failure of such Issuing Lender to so notify the Company shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

         2.3.4  Limitation on Obligations of Issuing Lenders. In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon such Issuing Lender any liability to the Company or any Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Lenders pursuant to Section 2.3.5.

         2.3.5  Funding by Lenders to Issuing Lenders. If an Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by noon, New York time, on the date of such payment or disbursement, or if any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Percentage of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., New York time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after 1:00 P.M., New York time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Percentage of any such payment or disbursement.

         2.4  Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

         2.5  Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, to permit the continuation of any Yen LIBOR Loan or to permit the continuation of or any conversion into any Eurodollar Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

         SECTION 3    NOTES EVIDENCING LOANS.

         3.1    Notes. The Loans of each Lender shall be evidenced by a promissory note (each a “Note”) payable to the order of such Lender substantially in the form set forth in Exhibit A.

         3.2    Recordkeeping. Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Yen LIBOR Loan or Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

         SECTION 4    INTEREST.

         4.1    Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

         (a)    in the case of a Loan in Dollars, (i) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Floating Rate Margin from time to time in effect; and (ii) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar/Yen LIBOR Margin from time to time in effect; and

         (b)    in the case of a Yen LIBOR Loan, at a rate per annum equal to the sum of the Yen LIBOR applicable to each Interest Period for such Loan plus the Eurodollar/Yen LIBOR Margin in effect;

provided that upon request of the Required Lenders at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

         4.2    Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Yen LIBOR Loan and Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Yen LIBOR Loan or Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3    Setting and Notice of Rates. (a) The applicable Yen LIBOR for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.

         (b)    The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.

         (c)     Each determination of the applicable Yen LIBOR or Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Yen LIBOR or Eurodollar Rate hereunder.

         4.4    Computation of Interest. All computations of interest for Floating Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed. All other computations of interest shall be made on the basis of a year of 360 days and for the actual number of days elapsed. The applicable interest rate for each Floating Rate Loan shall change simultaneously with each change in the Base Rate.

         4.4    SECTION 5    FEES.

         5.1    Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, for the period from the Signing Date to the Termination Date, at a rate per annum equal to the Commitment Fee Rate in effect from time to time of the actual amount of the unused Dollar Equivalent amount of such Lender’s Percentage of the Commitment Amount as of the end of each day in such period. For purposes of calculating usage under this Section, the Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Loans plus the Stated Amount of all Letters of Credit. Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such commitment fee shall not have theretofore been paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         5.2    Closing Fee. The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages on the Closing Date a closing fee equal to $480,000 (less any portion of such fee previously paid to the Lenders by the Company).

         5.3    Letter of Credit Fees. The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each standby Letter of Credit in an amount equal to the rate per annum in effect from time to time pursuant to Schedule 1.1 of the undrawn amount of such standby Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that upon request of the Required Lenders at any time an Event of Default exists, the rate applicable to each standby Letter of Credit shall be increased by 2%. Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for the period from the date of the issuance of each standby Letter of Credit to the date such payment is due or, if earlier, the date on which such standby Letter of Credit expired or was terminated. After the Termination Date, such letter of credit fee shall be payable on demand.

         (b)    The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each commercial Letter of Credit in an amount equal to the greater of 0.125% of the face amount of such Letter of Credit and $100. Such letter of credit fee shall be payable for each commercial Letter of Credit on the earlier of the last Business Day of the calendar quarter in which such Letter of Credit is issued and the Termination Date.

          (c)   The Company agrees to pay each Issuing Lender a fronting fee for each Letter of Credit issued by such Issuing Lender in an amount separately agreed to between the Company and such Issuing Lender.

         (d)     In addition, with respect to each Letter of Credit, the Company agrees to pay to the applicable Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

         5.4    Administrative Agents Fees. The Company agrees to pay to the Administrative Agent such administrative agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent.

         SECTION 6    REDUCTION IN THE COMMITMENT AMOUNT; PREPAYMENTS.

         6.1    Reductions in the Commitment Amount.

         6.1.1     Voluntary Reductions of the Commitment Amount. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitment Amount to an amount not less than the Total Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder and cash collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, of all obligations arising with respect to Letters of Credit. All reductions of the Commitment Amount shall reduce the amounts of the Commitments of the Lenders pro rata according to their respective Percentages.

         6.1.2    Mandatory Reductions in the Commitment Amount. The Commitment Amount shall be reduced by $15,000,000 on each anniversary of the Signing Date.

         6.2    Prepayments.

         (a)     Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., New York time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Each partial prepayment of Floating Rate Loans and Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or an integral multiple thereof and each partial prepayment of Yen LIBOR Loans shall be in an aggregate principal amount of ¥100,000,000 or an integral multiple thereof. After giving effect to any partial prepayment, each borrowing of Yen LIBOR Loans and Eurodollar Loans shall be in the applicable amount required for a Group pursuant to Section 2.2.1.

         (b)     Mandatory Prepayments. On each date on which the Commitment Amount is reduced pursuant to Section 6.1.2, the Company shall prepay Loans in the amount, if any, by which the Total Outstandings exceed the Commitments after giving effect to such reduction.

         (c)     All Prepayments. All prepayments shall be applied to prepay the Loans of the Banks pro rata according to their respective Percentages. Any prepayment of a Yen LIBOR Loan or Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4

         SECTION 7    MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

         7.1    Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 P.M., New York time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.

         All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto.

         7.2    Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

         7.3    Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Yen LIBOR Loan or Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4    Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

         7.5    Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participation) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participation in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

         7.6    Taxes. (a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

         (i)     pay directly to the relevant authority the full amount required to be so withheld or deducted;

         (ii)    promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

         (iii)     (except to the extent such withholding or deduction would not be required if such Lender’s Exemption Representation were true) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Company will (except to the extent such Taxes are payable by a Lender and would not have been payable if such Lender’s Exemption Representation were true) promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

         (b)    If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Company shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Company.

         (c)     Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof.

         (d)     Upon the request from time to time of the Company or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States of America shall execute and deliver to the Company and the Administrative Agent one or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI or W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         (e)     If, and to the extent that, any Lender shall obtain a credit, relief or remission for, or repayment of, any Taxes indemnified or paid by the Company pursuant to this Section 7.6, such Lender agrees to promptly notify the Company thereof and thereupon enter into negotiations in good faith with the Company to determine the basis on which an equitable reimbursement of such Taxes can be made to the Company.

         (f)     All obligations of the Company and the Lenders under this Section 7.6 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

         (g)     Notwithstanding the foregoing provisions of this Section 7.6 if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 7.6 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Company of such event or circumstance.

         SECTION 8     INCREASED COSTS; SPECIAL PROVISIONS FOR YEN LIBOR LOANS AND EURODOLLAR LOANS.

         8.1    Increased Costs.   (a)   If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

         (i)     shall subject any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) to any tax, duty or other charge with respect to its Yen LIBOR Loans or Eurodollar Loans, its Note or its obligation to make Yen LIBOR Loans or Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Yen LIBOR Loans or Eurodollar Loans or any other amounts due under this Agreement in respect of its Yen LIBOR Loans or Eurodollar Loans or its obligation to make Yen LIBOR Loans or Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its Yen LIBOR Office or Eurodollar Office imposed by the jurisdiction in which such Lender’s principal executive office, Yen LIBOR Office or Eurodollar Office is located); or

         (ii)     shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender); or

         (iii) shall impose on any Lender (or its Yen LIBOR Office or Eurodollar Office) any other condition affecting its Yen LIBOR Loans or Eurodollar Loans, its Note or its obligation to make Yen LIBOR Loans or Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Yen LIBOR Office or Eurodollar Office of such Lender) of making or maintaining any Yen LIBOR Loan or Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Yen LIBOR Office or Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

         (b)    If any Lender shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

         (c)     Notwithstanding the foregoing provisions of this Section 8.1, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 8.1 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Company of such event or circumstance.

          8.2      Basis for Determining Interest Rate Inadequate or Unfair. If with respect to the relevant Loan for any Interest Period:

         (a)     deposits in Yen or Dollars, as applicable, in the relevant amounts are not being offered to the Administrative Agent in the interbank eurodollar market for such Interest Period, or the Administrative Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Yen LIBOR or Eurodollar Rate; or

         (b)     Lenders having an aggregate Percentage of 40% or more advise the Administrative Agent that Yen LIBOR or the Eurodollar Rate (Reserve Adjusted) as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding Yen LIBOR Loans or Eurodollar Loans, as the case may be, for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Yen LIBOR Loans or Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (x) no Lender shall be under any obligation to make or convert into Eurodollar Loans or Yen LIBOR Loans, as applicable, (y) on the last day of the current Interest Period for each Yen LIBOR Loan, such Loan shall be repaid in full, and (z) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall (unless then repaid) automatically convert to a Floating Rate Loan.

         8.3     Changes in Law Rendering Loans Unlawful. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans or Yen LIBOR Loans, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue:

         (a)     In the case of Eurodollar Loans, (i) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan. Each Floating Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         (b)     In the case of Yen LIBOR Loans, (i) no Lender shall have any obligation to make or continue any Yen LIBOR Loans and (ii) on the last day of the current Interest Period for each borrowing of Yen LIBOR Loans, such Yen LIBOR Loans shall be paid in full.

         8.4    Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Yen LIBOR Loan or Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Yen LIBOR Loan or Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any prepayment or conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, continue or convert any Loan on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5    Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Yen LIBOR Loan or Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         8.6    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Yen LIBOR Loan and Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Yen LIBOR (prior to adjustment for reserves) or the Eurodollar Rate for such Interest Period, as the case may be.

         8.7     Mitigation of Circumstances; Replacement of Affected Lender. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3

          (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's sole good faith judgment, be otherwise disadvantageous to such Lender.

         (b)     At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other banks or financial institutions reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note, its participation in Letters of Credit, and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Yen LIBOR Loan or Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender hereunder).

         8.8     Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

         SECTION 9    WARRANTIES.

         To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or purchase participations in Letters of Credit hereunder, the Company warrants to the Administrative Agent and the Lenders that:

         9.1    Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Collateral Documents to which it is a party and the Notes, and to perform the provisions hereof and thereof.

         9.2    Authorization; No Conflict. This Agreement, the Notes and the Collateral Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and each of the Collateral Documents to which it is a party constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by the Company of this Agreement, the Notes and each other Loan Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, corporate charter or bylaws, or any other Material agreement, lease or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         9.3    Financial Condition. The audited consolidated financial statements of the Company and its Restricted Subsidiaries for the fiscal years ending December 31, 1998 and December 31, 1999 and the audited consolidated and consolidating financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2000, copies of which in each case have been furnished prior to the Signing Date to each Lender which is a party hereto on the Signing Date (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and the Restricted Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         9.4     No Material Adverse Change. Since December 31, 2000, except as disclosed in Schedule 9.4 and in publicly available SEC filings prior to the date hereof, there has been no Material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

          9.5     Governmental Authorizations; etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any of its Restricted Subsidiaries of this Agreement or the other Loan Documents.

         9.6     Title to Property; Leases. The Company and the Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 9.4 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement or the Collateral Documents. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

         9.7    Subsidiaries.   (a)  Schedule 9.7 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and whether such Subsidiary is a Material Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

         (b)     All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 9.7 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except for Permitted Liens, directors' qualifying shares, shares required to be owned by Persons pursuant to applicable foreign laws regarding foreign ownership, or as otherwise disclosed in Schedule 9.7).

         (c)     Each Subsidiary identified in Schedule 9.7 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         (d)     No Material Subsidiary, is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 9.7 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

         9.8     Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.

         (b)     Neither the Company nor any ERISA Affiliate maintains a "single employer plan" or a Multiemployer Plan that is subject to Title IV of ERISA.

         (c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans other than such liabilities that individually or in the aggregate are not material.

         (d)     The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material or has otherwise been disclosed in the most recent consolidated financial statements of the Company and its Subsidiaries referenced in Section 9.4 of this Agreement.

         (e)      The execution and delivery of this Agreement and the other Loan Documents and the making of Loans and issuance of Letters of Credit hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

         9.9     Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed in Schedule 9.9, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (b)     Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws) of any

Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         9.10    Other Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, or the Federal Power Act.

         9.11      Licenses, Permits, etc. Except as disclosed in Schedule 9.11, (a) the Company and the Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without any known Material conflict with the rights of others, (b) to the best knowledge of the Company, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any Restricted Subsidiary.

         9.12    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the Loans for general corporate purposes (including repurchases of stock of the Company); provided that no part of the proceeds from the making of Loans or issuance of Letters of Credit hereunder will be used, directly or indirectly, so as to involve the Company or any Lender in a violation of Regulation U of the FRB (12 CFR 221) or Regulation X of the FRB (12 CFR 224), or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the term "margin stock" shall have the meaning assigned to it in said Regulation U.

         9.13    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (other than those tax returns which individually or collectively are not Material), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material, or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been resolved with the Internal Revenue

Service and paid for all fiscal years up to and including the fiscal year ending on December 31, 1996.

         9.14    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 9.14 sets forth a complete and correct list of all outstanding Indebtedness, separately listed for each such item of Indebtedness of $2,000,000 or more, of the Company and the Restricted Subsidiaries as of the Signing Date.

         (b)    (i) Neither the Company nor any Restricted Subsidiary is in default in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary, and (ii) no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, except for Indebtedness described in clauses (i) and (ii) which, in aggregate principal amount, does not exceed $5,000,000.

         (c)     Neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by ection 10.12.

          9.15    Environmental Matters. Neither the Company nor any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Lenders in writing,

         (a)     neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

         (b)     neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

         (c)     all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

         9.16    Information. As of the Signing Date, the Closing Date and each other date on which the representation and warranty in this Section 9.16 is made, all information previously or contemporaneously furnished in writing by the Company or any Subsidiary to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

         SECTION 10    COVENANTS.

          Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

         10.1    Reports, Certificates and Other Information. Furnish to the Administrative Agent (with sufficient copies to provide one to each Lender):

         10.1.1    Audit Report. Promptly when available and in any event within 120 days (or if sooner, on the date consolidated statements are required to be delivered to any other creditor of the Company) after the end of each fiscal year of the Company, duplicate copies of, a consolidated and a consolidating balance sheet of the Company and its Subsidiaries, as at the end of such year, and consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, which consolidated financial statements shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and which consolidating financial statements shall be certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 10.1.1 to provide consolidated financial statements so long as such Annual Report on Form 10-K includes the consolidated financial statements identified in clauses (i) and (ii) above; provided further that such consolidating financial statements shall show the elimination of all Unrestricted Subsidiaries and the resultant consolidated financial statements of the Company and its Restricted Subsidiaries.

         10.1.2    Quarterly Reports. Promptly when available and in any event within 60 days (or if sooner, on the date consolidated statements are required to be delivered to any other creditor of the Company) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of a consolidated and a consolidating balance sheet of the Company and its Subsidiaries as at the end of such quarter, and consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 10.1.2 to provide consolidated financial statements so long as such Quarterly Report on Form 10-Q includes the consolidated financial statements identified in clauses (i) and (ii) above; provided further, that such consolidating financial statements shall show the elimination of all Unrestricted Subsidiaries and the resultant consolidated financial statements of the Company and its Restricted Subsidiaries;.

         10.1.3     Compliance Certificates. Together with each set of financial statements delivered to a Lender pursuant to Sections 10.1.1 and 10.1.2, a certificate of a Senior Financial Officer setting forth (a) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.10 and 10.11 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and (b) a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or an Unmatured Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         10.1.4    SEC and Other Reports. Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Material Domestic Subsidiary to the public concerning developments that are Material.

         10.1.5     Notice of Default. Promptly, and in any event within five days, after a Responsible Officer becoming aware of the existence of any Event of Default or Unmatured Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12.1.5, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

         10.1.6    Notice of ERISA Matters. Promptly, and in any event within fifteen days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto, with respect to any Plan, (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, which could reasonably be expected to have a Material Adverse Effect, (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, which could reasonably be expected to have a Material Adverse Effect, or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.

          10.1.7     Notices from Governmental Authority. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

          10.1.8    Management Reports. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the other Loan Documents as from time to time may be reasonably requested by any Lender.

         10.2    Inspections. Permit the representatives of each Lender to (a) if no Event of Default or Unmatured Event of Default then exists, at the expense of such Lender and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times during business hours and as often as may be reasonably requested in writing and (b) if an Event of Default or Unmatured Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be requested.

         10.3    Insurance. Maintain, and will cause each of the Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         10.4    Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject,

including Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         10.5     Maintenance of Existence, etc. Preserve and keep in full force and effect its corporate existence. Subject to Section 10.13, the Company will at all times preserve and keep in full force and effect the corporate existence of each Restricted Subsidiary (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and the Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

         10.6     Maintenance of Properties. Maintain and keep, and cause each of the Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         10.7    Payment of Taxes and Claims. File, and cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such taxes and assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         10.8    Security; Execution of Pledge Agreement and Subsidiary Guaranty. (a) Within five days after the Company or any of its Restricted Subsidiaries acquires a Material Foreign Subsidiary or within five days after the Company delivers consolidating financial statements pursuant to Section 10.1 showing that any of Company's existing Subsidiaries has become a

          Material Foreign Subsidiary, cause the Pledged Securities of such Material Foreign Subsidiary to be pledged pursuant to a supplement to the Pledge Agreement (unless a pledge of such Pledged Securities (x) is legally unobtainable or (y) the consent of a Governmental Authority is required in order to obtain such pledge and such consent has not been obtained after the Company's commercially reasonable efforts to obtain such consent, and Company delivers an opinion of outside counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, to the effect that such pledge was not legally obtainable or such consent was not obtained). The Company shall promptly take all actions as may be necessary or desirable to give to the Collateral Agent, for the ratable benefit of the Lenders and the other Senior Secured Creditors, a valid and perfected first priority Lien on and security interest in the Pledged Securities of such Material Foreign Subsidiary and shall promptly deliver to the Collateral Agent (i) a supplement to the Pledge Agreement executed by each Pledgor of the Pledged Securities of such Material Foreign Subsidiary, (ii) a certificate executed by the secretary or an assistant secretary of each Pledgor as to (a) the incumbency and signatures of the officers of such Pledgor executing the supplement to the Pledge Agreement, and (b) the fact that the attached resolutions of the Board of Directors of such Pledgor authorizing the execution, delivery and performance of the supplement to the Pledge Agreement are in full force and effect and have not been modified or rescinded, (iii) at the request of the Administrative Agent, a favorable opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Pledgor, (b) the due authorization, execution and delivery by such Pledgor of the supplement to the Pledge Agreement, (c) the enforceability of the supplement to the Pledge Agreement, and (d) such other matters as the Required Lenders may reasonably request, all of the foregoing to be satisfactory in form and substance to the Administrative Agent and its counsel; provided that the opinion described in this clause (iii) may be given by the Company's in-house counsel and may contain reasonable assumptions, if necessary, relating to the fact that such counsel may not be admitted to practice law in the applicable jurisdiction, and (iv) such other assurances, certificates, documents, consents or opinions as the Required Lenders reasonably may require.

         (b)     Within five days after the Company or any of its Restricted Subsidiaries acquires a Material Domestic Subsidiary or within five days after the Company delivers consolidating financial statements pursuant to Section 10.1 showing that any of Company's existing Subsidiaries has become a Material Domestic Subsidiary (but not later than the time when such Material Domestic Subsidiary provides a Guaranty or co-obligor agreement to the lenders party to any Significant Credit Facility) (x) cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Subsidiary Guaranty, and (y) if the lenders party to such Significant Credit Facility are not then party to the Collateral Agency and Intercreditor Agreement (either directly or through their agent) cause such lenders (either directly or through their agent) to become party to the Collateral Agency and Intercreditor Agreement. The Company shall promptly deliver to the Administrative Agent, together with such counterpart of the Subsidiary Guaranty (i) certified copies of such Material Domestic Subsidiary's Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to their delivery to the

Administrative Agent, (ii) a copy of such Material Domestic Subsidiary's Bylaws, certified by its corporate secretary or an assistant corporate secretary as of a recent date prior to their delivery to the Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Material Domestic Subsidiary as to (a) the incumbency and signatures of the officers of such Material Domestic Subsidiary executing the counterpart of the Subsidiary Guaranty, and (b) the fact that the attached resolutions of the Board of Directors of such Material Domestic Subsidiary authorizing the execution, delivery and performance of the counterpart of the Subsidiary Guaranty are in full force and effect and have not been modified or rescinded, (iv) at the request of the Administrative Agent, a favorable opinion of counsel to the Company and such Material Domestic Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Material Domestic Subsidiary, (b) the due authorization, execution and delivery by such Material Domestic Subsidiary of the counterpart of the Subsidiary Guaranty, (c) the enforceability of the counterpart of the Material Domestic Subsidiary, and (d) such other matters as the Required Lenders may reasonably request, all of the foregoing to be satisfactory in form and substance to the Administrative Agent and its counsel; provided, that the opinion described in clause (iv) above may be given by the Company's in-house counsel and may contain reasonable assumptions, if necessary, relating to the fact that counsel to the Company and such Material Domestic Subsidiary may not be admitted to practice law in the applicable jurisdiction, and (v) such other assurances, certificates, documents, consents or opinions as the Required Lenders reasonably may require.

         10.9    Nature of the Business. Not, and not permit any Restricted Subsidiary, to engage in any business if, as a result, the general nature of the business of the Company and the Restricted Subsidiaries, taken as a whole, which would then be engaged in by the Company and the Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and the Restricted Subsidiaries, taken as a whole, on the Signing Date.

         10.10    Financial Covenants.

         10.10.1     Minimum Consolidated Net Worth. Not, at any time, permit Consolidated Net Worth to be less than the sum of (i) $271,935,200, (ii) an aggregate amount equal to 60% of Consolidated Net Income (but, in each case, only if a positive number) earned in (a) the six months ended December 31, 2000, and (b) each complete fiscal year thereafter, and (iii) 50% of the net proceeds realized by the Company and its Restricted Subsidiaries from the sale of Equity Securities subsequent to June 30, 2000, excluding issuances of Equity Securities upon exercise of employee stock options or rights under any employee benefit plans (excluding such exercise by any Person who owns greater than 5% of the Equity Securities of the Company), issuances of Equity Securities in connection with acquisitions by the Company and its Restricted Subsidiaries, and reissuances of up to $60,000,000 of treasury securities purchased by the Company after the Signing Date.

          10.10.2     Minimum Fixed Charges Coverage. Not permit, as of the end of each fiscal quarter of the Company, the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges, for the period consisting of such fiscal quarter and the preceding three fiscal quarters, to be less than 2.75 to 1.0.

          10.11    Limitations on Indebtedness. (a) Not permit at any time (i) the Leverage Ratio to be greater than 1.85 to 1.0, or (ii) Priority Indebtedness to exceed 13% of Consolidated Net Worth.

         (b)     Not, and not permit any Restricted Subsidiary to, incur, assume or create any Indebtedness under any Significant Credit Facility unless each of the lenders under such Significant Credit Facility immediately becomes a party to the Collateral Agency and Intercreditor Agreement.

         10.12    Liens. Not, and not permit any of the Restricted Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom (unless the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Lenders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the Administrative Agent and the Lenders may be entitled under applicable law, of any equitable Lien on such property), except for the following (which are collectively referred to as "Permitted Liens"):

         (a)    Liens for taxes, assessments or other governmental charges which are not yet delinquent or that are being contested in good faith;

         (b)    Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics' materialmen's, and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

         (c)     Liens resulting from judgments, unless such judgments are not, within 60 days, discharged or stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

         (d)     Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly-Owned Restricted Subsidiary;

         (e)    Liens in existence on the Signing Date and reflected in Schedule 10.12;

         (f)     minor survey exceptions and the like which do not Materially detract from the value of such property;

         (g)     leases, subleases, easements, rights of way, restrictions and other similar charges or encumbrances incidental to the ownership of property or assets or the ordinary conduct of the Company's or any of the Restricted Subsidiaries' businesses; provided that the aggregate of such Liens do not Materially detract from the value of such property;

         (h)     Liens (i) existing on property at the time of its acquisition or construction by the Company or a Restricted Subsidiary and not created in contemplation thereof; (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or improvement thereof to secure the purchase price or cost of construction or improvement thereof, including such Liens arising under Capital Leases; or (iii) existing on property of a Person at the time such Person is acquired by, consolidated with, or merged into the Company or a Restricted Subsidiary and not created in contemplation thereof; provided that such Liens shall attach solely to the property acquired or constructed and the principal amount of the Indebtedness secured by the Lien shall not exceed the principal amount of such Indebtedness just prior to the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary;

         (i)    Liens on receivables of the Company or a Restricted Subsidiary and the related assets of the type specified in clauses (i) through (iv) in the definition of "Permitted Securitization Program" in connection with any Permitted Securitization Program;

         (j)    Liens in favor of the Lenders and the other Senior Secured Creditors party to the Collateral Agency and Intercreditor Agreement in connection with the pledge of the Pledged Securities of each Material Foreign Subsidiary;

         (k)     banker's Liens and similar Liens (including set-off rights) in respect of bank deposits; provided that any such Liens held by parties to the Collateral Agency and Intercreditor Agreement will be governed by and subject to the Collateral Agency and Intercreditor Agreement;

         (l)     Liens in favor of customs and revenue authorities as a matter of law to secure payment of custom duties and in connection with the importation of goods in the ordinary course of the Company's and its Subsidiaries' business;

         (m)     any Lien renewing, extending or replacing Liens permitted by clauses (e), (h), and

(i) of this Section 10.12; provided that (i) the principal amount of the Indebtedness secured is neither increased nor the maturity thereof changed to an earlier date, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding, no Event of Default or Unmatured Event of Default would exist; and

         (n)     other Liens securing Indebtedness not otherwise permitted by clauses (a) through (m) of this Section 10.12; provided that Priority Indebtedness shall not, at any time, exceed an amount equal to 13% of Consolidated Net Worth.

Any Lien originally incurred in compliance with clause (n) of this Section 10.12 may be renewed, extended or replaced so long as the conditions set forth in clauses (i), (ii) and (iii) of clause (m) of this Section 10.12 are satisfied.

         10.13    Mergers, Consolidations, Sales. (a) Not, and not permit any Restricted Subsidiary to consolidate with or merge with any other Person unless immediately after giving effect to any consolidation or merger no Event of Default or Ummatured Event of Default would exist and:

         (i) in the case of a consolidation or merger of a Restricted Subsidiary, (x) the Company or another Restricted Subsidiary is the surviving or continuing corporation, (y) the surviving or continuing corporation is or immediately becomes a Restricted Subsidiary, or (z) such consolidation or merger, if considered as the sale of the assets of such Restricted Subsidiary to such other Person, would be permitted by Section 10.11(b); and

         (ii) in the case of a consolidation or merger of the Company, the successor corporation or surviving corporation which results from such consolidation or merger (the “surviving corporation”), if not the Company, (A) is a solvent United States corporation, (B) executes and delivers to each Lender its assumption of (x) the due and punctual payment of the principal of and premium, if any, and interest on the Loans, and (y) the due and punctual performance and observation of all of the covenants in this Agreement, the Collateral Documents and each other Loan Document to be performed or observed by the Company, and (C) furnishes to each Lender an opinion of counsel, reasonably satisfactory to the Required Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

         (b)     Not sell, lease (as lessor) or otherwise transfer all or substantially all of its assets in a single transaction or series of transactions to any Person unless immediately after giving effect thereto no Event of Default or Unmatured Event of Default would exist and:

         (i)    the successor corporation to which all or substantially all of the Company's assets have been sold, leased or transferred (the "successor corporation") is a solvent United States corporation, and

         (ii) the successor corporation executes and delivers to each Lender its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Loans, and the due and punctual performance and observation of all of the covenants in this Agreement, the Collateral Documents and each other Loan Document to be performed or observed by the Company and shall furnish to the Administrative Agent an opinion of counsel, reasonably satisfactory to the Required Lenders, to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such successor corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

          No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.13 from its liability under this Agreement or the other Loan Documents.

         (c)     Not, and not permit any Restricted Subsidiary to, sell, lease (as lessor), transfer, abandon or otherwise dispose of assets to any Person; provided that the foregoing restrictions do not apply to:

         (i)     the sale, lease, transfer or other disposition of assets of the Company to a Restricted Subsidiary or of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

         (ii)     the sale in the ordinary course of business of inventory held for sale, or equipment, fixtures, supplies or materials that are no longer required in the operation of the business of the Company or any Restricted Subsidiary or are obsolete;

         (iii)     the sale of property of the Company or any Restricted Subsidiary and the Company’s or any Restricted Subsidiary’s subsequent lease, as lessee, of the same property, within 270 days following the acquisition or construction of such property;

         (iv)     the sale of assets of the Company or any Restricted Subsidiary for cash or other property to a Person or Persons (other than an Affiliate) if (A) such assets (valued at net book value) do not constitute a “substantial part” of the assets of the Company and the Restricted Subsidiaries, (B) in the opinion of a Responsible Officer of the Company, the sale is for fair value and is in the best interests of the Company, and (C) immediately after giving effect to the transaction, no Event of Default or Unmatured Event of Default would exist; or